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                                                         Exhibit 12


                                                  SILGAN HOLDINGS INC.
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.


                                                               Three Months Ended            Six Months Ended
                                                               ------------------            ----------------
                                                              June 30,       June 30,       June 30,     June 30,
                                                                2001           2000           2001         2000
                                                                ----           ----           ----         ----
                                                                           (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes ...................          $16,687        $13,737        $22,527      $22,411

       Interest and other debt expense ..............           21,248         21,616         44,116       42,597

       Interest portion of rental expense ...........              256            302            569          592
                                                               -------        -------        -------      -------

       Earnings before fixed charges ................          $38,191        $35,655        $67,212      $65,600
                                                               =======        =======        =======      =======

Fixed charges:

       Interest and other debt expense ..............          $21,248        $21,616        $44,116      $42,597

       Interest portion of rental expense ...........              256            302            569          592

       Capitalized interest .........................              381            815            925        1,324
                                                               -------        -------        -------      -------

       Total fixed charges ..........................          $21,885        $22,733        $45,610      $44,513
                                                               =======        =======        =======      =======

Ratio of earnings to fixed charges ..................             1.75           1.57           1.47         1.47


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